NEWS RELEASE                                           Dorchester Minerals, L.P.

Release Date: May 3, 2007                          3838 Oak Lawn Ave., Suite 300
                                                        Dallas, Texas 75219-4541
Contact:      Casey McManemin                                     (214) 559-0300

--------------------------------------------------------------------------------

            DORCHESTER MINERALS, L.P. ANNOUNCES FIRST QUARTER RESULTS

        DALLAS, TEXAS -- Dorchester Minerals, L.P. (the "Partnership") announced today the Partnership's net earnings for the first quarter ended March 31, 2007 of $9,123,000, or $0.31 per common unit.

        A comparison of results for the periods ending March 31, 2007 and March 31, 2006 are set forth below:


                                           Three Months Ended
                                               March 31,
                                  ---------------------------------
                                       2007                2006
                                  -------------       -------------
Operating Revenues                $  14,714,000       $  19,279,000
Depletion and Amortization           (3,821,000)         (4,708,000)
All Other Expenses, Net              (1,770,000)         (1,511,000)
Net Earnings                      $   9,123,000       $  13,060,000

Net Earnings Per Common Unit              $0.31               $0.45

        The Partnership previously declared its first quarter distribution in the amount of $0.461146 per common unit payable on May 3, 2007 to common unit holders of record as of April 23, 2007. The Partnership's cash distributions are not comparable to its net earnings due to timing and other differences including depletion.

        Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the Nasdaq Stock Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

        Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.